Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $1.96; includes ($0.89) per share in after-tax non-core items

•	Second quarter core net operating earnings of $2.85 per share, a 19% increase from the prior year period

•	Second quarter annualized ROE of 14.3%; core operating ROE of 20.7%

•	Parent company cash and investments of approximately $750 million; excess capital of $1.1 billion at June 30, 2022

•	Full year 2022 core net operating earnings guidance increased to $10.75—$11.75 per share, from previous guidance of $10.50—$11.50 per share

CINCINNATI – August 3, 2022 – American Financial Group, Inc. (NYSE: AFG) today reported 2022 second quarter net earnings attributable to shareholders of $167 million ($1.96 per share) compared to $1.0 billion ($11.70 per share) in the 2021 second quarter. Net earnings for the 2022 second quarter included after-tax non-core realized losses on securities of $73 million ($0.86 per share loss), and other net after-tax non-core charges of $3 million ($0.03 per share loss). By comparison, net earnings in the 2021 second quarter included net favorable after-tax non-core items aggregating $797 million ($9.31 per share), primarily the gain on sale and earnings from AFG’s discontinued Annuity operations, which were sold in May 2021. Other details may be found in the table on the following page. Annualized return on equity was 14.3% and 72.0% for the second quarters of 2022 and 2021, respectively.

Core net operating earnings were $243 million ($2.85 per share) for the 2022 second quarter, compared to $205 million ($2.39 per share) in the 2021 second quarter. The year-over-year increase was primarily the result of significantly higher Specialty Property and Casualty (“P&C”) underwriting profit. Additional details for the 2022 and 2021 second quarters may be found in the table below. Core net operating earnings for the second quarters of 2022 and 2021 generated annualized returns on equity of 20.7% and 14.7%, respectively.

	Three Months Ended June 30,
Components of Pretax Core Operating Earnings	2022	2021	2022	2021	2022	2021

In millions, except per share amounts	Before Impact of		Alternative		Core Net Operating
	Alternative Investments		Investments		Earnings, as reported
P&C Pretax Core Operating Earnings	$283	$225	$62	$63	$345	$288
Real estate entities and other acquired from Annuity operations	—	2	—	20	—	22
Other expenses	(14)	(35)	—	—	(14)	(35)
Holding company interest expense	(23)	(23)	—	—	(23)	(23)

Pretax Core Operating Earnings	246	169	62	83	308	252
Related provision for income taxes	52	30	13	17	65	47

Core Net Operating Earnings	$194	$139	$49	$66	$243	$205

Core Operating Earnings Per Share	$2.28	$1.62	$0.57	$0.77	$2.85	$2.39
Weighted Avg Diluted Shares Outstanding	85.3	85.6	85.3	85.6	85.3	85.6

AFG’s book value per share was $47.76 at June 30, 2022. AFG paid cash dividends of $8.56 per share during the second quarter, which included an $8.00 per share special dividend. For the three months ended June 30, 2022, AFG’s growth in book value per share plus dividends was (0.9%) and year to date, growth in book value per share plus dividends was (0.2%), reflecting the increased unrealized loss on fixed maturities from the impact of rising interest rates and widening credit spreads.

Book value per share, excluding unrealized gains (losses) related to fixed maturities, was $51.68 at June 30, 2022. For the three months ended June 30, 2022, AFG’s growth in adjusted book value per share plus dividends was 3.6%. Year to date, growth in adjusted book value per share plus dividends was 9.4%

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of discontinued operations, net realized gains and losses, and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Components of net earnings:
Core operating earnings before income taxes	$308	$252	$686	$510
Pretax non-core items:
Realized gains (losses) on securities	(93)	43	(108)	120
Loss on retirement of debt	(9)	—	(11)	—
Other	—	(7)	—	(7)

Earnings before income taxes	206	288	567	623
Provision (credit) for income taxes:
Core operating earnings	65	47	140	99
Non-core items	(26)	1	(30)	17

Total provision for income taxes	39	48	110	116

Net earnings from continuing operations	167	240	457	507
Net earnings from discontinued annuity operations	—	762	—	914

Net earnings	$167	$1,002	$457	$1,421
Net earnings:
Core net operating earnings(a)	$243	$205	$546	$411
Non-core items:
Realized gains (losses) on securities	(73)	34	(85)	95
Loss on retirement of debt	(7)	—	(8)	—
Other	4	1	4	1

Net earnings from continuing operations	167	240	457	507
Net earnings from discontinued annuity operations	—	762	—	914

Net earnings	$167	$1,002	$457	$1,421
Components of earnings per share:
Core net operating earnings(a)	$2.85	$2.39	$6.41	$4.78
Non-core Items:
Realized gains (losses) on securities	(0.86)	0.40	(1.00)	1.10
Loss on retirement of debt	(0.08)	—	(0.10)	—
Other	0.05	0.02	0.05	0.02

Diluted net earnings per share from continuing operations	$1.96	$2.81	$5.36	$5.90
Net earnings from discontinued annuity operations	—	8.89	—	10.61

Diluted net earnings per share	$1.96	$11.70	$5.36	$16.51

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “AFG’s second quarter results were outstanding. We are pleased to report an annualized core operating return of nearly 21% in the quarter, including record second quarter underwriting profit alongside double-digit premium growth. Strategic positioning of our investment portfolio enabled us to invest opportunistically, and the returns in our alternative investment portfolio continued to exceed our expectations. Our entrepreneurial, opportunistic culture and disciplined operating philosophy serve us well in this increasing interest rate environment and favorable P&C market.

“AFG had approximately $1.1 billion of excess capital (including parent company cash and investments of approximately $750 million) at June 30, 2022. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Messrs. Lindner continued, “Based on the results reported in the first half of the year and expectations for the remainder of the year, we now expect AFG’s core net operating earnings in 2022 to be in the range of $10.75 to $11.75 per share, an increase from our previous range of $10.50 to $11.50 per share, reflecting higher expected underwriting profit in our Specialty Casualty and Specialty Financial Groups. In addition, our guidance contemplates the impact of the current interest rate environment on investment income and assumes an overall annual yield of 10%-12% on alternative investments for the full year, based on the strong performance of this portfolio in the first half of 2022. Our guidance reflects minimal income from alternative investments in the second half of 2022 as management assumes that continued strong performance of multi-family housing investments will offset weaker performance of traditional private equity investments. Furthermore, our guidance continues to reflect an average crop year.”

AFG’s core earnings per share guidance excludes non-core items such as realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations reported a record second quarter underwriting profit of $197 million in the 2022 second quarter, compared to $153 million in the 2021 second quarter, a 29% increase. Higher year-over-year underwriting profit in our Specialty Casualty and Specialty Financial Groups was partially offset by lower underwriting profit in our Property and Transportation Group.

The second quarter 2022 combined ratio was a very strong 85.8%, improving 2.1 points from the prior year period. Second quarter 2022 results include $86 million (6.3 points) of favorable prior year reserve development, compared to $68 million (5.4 points) in the comparable prior year period. Catastrophe losses added 1.6 points to the combined ratio in the second quarter of 2022, compared to 0.9 point in the prior year period.

Second quarter 2022 gross and net written premiums were up 10% and 11%, respectively, when compared to the second quarter of 2021. Year-over-year growth was reported within each of the Specialty P&C groups as a result of a combination of new business opportunities, increased exposures and a good renewal rate environment. Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 6% for the quarter, and up approximately 4% overall. With the exception of workers’ compensation, we are continuing to achieve renewal rate increases at or in excess of prospective loss ratio trends in the majority of our businesses.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $39 million in the second quarter of 2022, compared to $62 million in the second quarter of 2021, reflecting large loss activity and higher catastrophe losses in our property & inland marine business and lower levels of favorable prior period reserve development when compared to an elevated level of favorable development in the first half of 2021. Catastrophe losses in this group, net of reinsurance and inclusive of reinstatement premiums, were $19 million in the second quarter of 2022, compared to $7 million in the comparable 2021 period. Overall, the businesses in the Property and Transportation Group achieved a 92.4% calendar year combined ratio in the second quarter, 5.8 points higher than the comparable period in 2021.

Second quarter 2022 gross and net written premiums in this group were 13% and 12% higher, respectively, than the comparable prior year period. The year-over-year growth was primarily attributed to increased exposures and higher rates in our transportation businesses and growth in our crop insurance business. All of the businesses in this group reported growth in gross written premium during the quarter. Overall renewal rates in this group increased 5% on average in the second quarter of 2022.

The Specialty Casualty Group reported an underwriting profit of $130 million in the second quarter of 2022, compared to $71 million in the second quarter of 2021, primarily the result of higher profitability in our workers’ compensation, excess and surplus lines, and executive liability businesses. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. The businesses in the Specialty Casualty Group achieved an exceptionally strong 80.1% calendar year combined ratio overall in the second quarter, an improvement of 7.8 points from the comparable period in 2021.

Second quarter 2022 gross and net written premiums increased 6% and 9%, respectively, when compared to the same prior year period. Excluding workers’ compensation, gross and net written premiums grew 6% and 11%, respectively. Factors contributing to year-over-year premium growth included increased exposures in our excess and surplus lines business, rate increases and new business opportunities in several of our targeted market businesses, and payroll growth in our workers’ compensation business. This growth was partially offset by lower year-over-year premiums in our mergers & acquisitions liability business. The majority of the businesses in this group achieved good renewal pricing and reported premium growth during the second quarter. Excluding workers’ compensation, renewal pricing for this group was up 7% in the second quarter and was up 4% overall.

The Specialty Financial Group reported an underwriting profit of $37 million in the second quarter of 2022, compared to $21 million in the second quarter of 2021. Improved results in our trade credit and fidelity / crime businesses were the primary contributors to the higher year-over-year underwriting profitability. This group continued to achieve excellent underwriting margins and reported an exceptionally strong 78.4% combined ratio for the second quarter of 2022, an improvement of 8.0 points from the comparable period in 2021. Catastrophe losses for this group, net of reinsurance and inclusive of reinstatement premiums, were $3 million in the second quarter of 2022, compared to $2 million in the prior year quarter.

Second quarter 2022 gross and net written premiums in this group were up 13% and 11%, respectively, when compared to the prior year period. New business opportunities within our lender services business, and exposure growth and new business opportunities in our trade credit and surety businesses contributed to the increase in the quarter. Renewal pricing in this group was up approximately 2% for the quarter.

Carl Lindner III stated, “Operating earnings in our P&C Segment established a new second quarter record for AFG, and I’m pleased to report double-digit growth in gross and net written premiums during the quarter. Underwriting margins across our portfolio of businesses were excellent, with each P&C Group reporting a combined ratio in the 80’s through the first half of 2022. Our ability to achieve rate increases significantly above prospective loss ratio trends over the last few years has contributed to virtually all of our businesses meeting or exceeding ROE targets.”

Mr. Lindner added, “Based on results through the first six months, we continue to expect an overall 2022 calendar year combined ratio in the range of 85% to 87%, and we now expect net written premiums to be 9% to 13% higher than the $5.6 billion reported in 2021, an increase from our previous guidance of growth in the range of 8% to 12%. We expect the market to remain firm throughout 2022, allowing us to act on business opportunities and achieve adequate renewal rate increases.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – For the quarter ended June 30, 2022, net investment income was slightly higher than the comparable 2021 period. Both periods included strong earnings from alternative investments, with an annualized return of approximately 12.4% for the 2022 quarter and 21.1% for the 2021 quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2021 was approximately 13%.

The $62 million in pretax earnings from alternative investments in the second quarter of 2022 included $38 million in earnings from the sale of certain multi-family housing investments in a very favorable market. Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended June 30, 2022 increased 18% year-over-year as a result of the impact of rising interest rates and higher balances of invested assets.

Non-Core Net Realized Gains (Losses) – AFG recorded second quarter 2022 net realized losses on securities of $73 million ($0.86 per share loss) after tax, which included $65 million ($0.76 per share loss) in after-tax net losses to adjust equity securities that the Company continued to own at June 30, 2022, to fair value. By comparison, AFG recorded net realized gains on securities of $34 million ($0.40 per share) in the comparable 2021 period.

After-tax unrealized losses on fixed maturities were $326 million at June 30, 2022. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 98% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Discontinued Annuity Operations

In May 2021, AFG completed the sale of its Annuity business to Mass Mutual for cash proceeds of $3.57 billion. AFG recognized an after-tax non-core gain on the sale of $656 million ($7.62 per AFG share) in the first half of 2021. The sale continues to be subject to tax-related post-closing adjustments, which are not expected to be material and are expected to be settled in 2022.

Redemption of 3.500% Senior Notes due 2026

On June 3, 2022, the Company redeemed all of its approximately $375 million in outstanding 3.500% Senior Notes due 2026 under a make-whole call. The redemption price was 101.757% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the Redemption Date. The early redemption of the Notes resulted in an after-tax non-core loss of approximately $7 million ($0.08 per share loss) during the second quarter of 2022.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; the effects of the COVID-19 pandemic; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2022 second quarter results at 11:30 a.m. (ET) tomorrow, Thursday, August 4, 2022. New, simplified event registration and access provides two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2022-15

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenues
P&C insurance net earned premiums	$1,393	$1,250	$2,695	$2,423
Net investment income	168	164	398	352
Realized gains (losses) on:
Securities	(93)	43	(108)	120
Subsidiaries	—	4	—	4
Income of managed investment entities:
Investment income	54	44	100	90
Gain (loss) on change in fair value of assets/liabilities	(15)	6	(20)	8
Other income	32	20	62	43

Total revenues	1,539	1,531	3,127	3,040
Costs and expenses
P&C insurance losses & expenses	1,206	1,104	2,313	2,151
Interest charges on borrowed money	23	23	46	47
Expenses of managed investment entities	47	39	86	78
Other expenses	57	77	115	141

Total costs and expenses	1,333	1,243	2,560	2,417

Earnings from continuing operations before income taxes	206	288	567	623
Provision for income taxes	39	48	110	116

Net earnings from continuing operations	167	240	457	507
Net earnings from discontinued operations	—	762	—	914

Net earnings	$167	$1,002	$457	$1,421

Earnings per diluted common share:
Continuing operations	$1.96	$2.81	$5.36	$5.90
Discontinued operations	—	8.89	—	10.61

Diluted earnings	$1.96	$11.70	$5.36	$16.51

Average number of diluted shares	85.3	85.6	85.3	86.1

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	June 30,	December 31,
	2022	2021
Selected Balance Sheet Data:
Total cash and investments	$14,268	$15,745
Long-term debt	$1,542	$1,964
Shareholders’ equity(b)	$4,067	$5,012
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)	$4,401	$4,876
Book value per share(b)	$47.76	$59.02
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$51.68	$57.42
Common Shares Outstanding	85.2	84.9

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2022	2021		2022	2021
Gross written premiums	$2,123	$1,937	10%	$4,059	$3,553	14%

Net written premiums	$1,516	$1,369	11%	$2,884	$2,574	12%

Ratios (GAAP):
Loss & LAE ratio	55.4%	57.2%		54.3%	57.0%
Underwriting expense ratio	30.4%	30.7%		30.6%	31.2%

Specialty Combined Ratio	85.8%	87.9%		84.9%	88.2%

Combined Ratio – P&C Segment	86.0%	87.9%		85.0%	88.2%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$962	$851	13%	$1,722	$1,371	26%
Specialty Casualty	948	897	6%	1,924	1,801	7%
Specialty Financial	213	189	13%	413	381	8%

	$2,123	$1,937	10%	$4,059	$3,553	14%

Net Written Premiums:
Property & Transportation	$632	$564	12%	$1,133	$967	17%
Specialty Casualty	646	592	9%	1,296	1,180	10%
Specialty Financial	177	159	11%	336	320	5%
Other	61	54	13%	119	107	11%

	$1,516	$1,369	11%	$2,884	$2,574	12%

Combined Ratio (GAAP):
Property & Transportation	92.4%	86.6%		89.3%	86.1%
Specialty Casualty	80.1%	87.9%		80.4%	89.0%
Specialty Financial	78.4%	86.4%		80.1%	85.4%
Aggregate Specialty Group	85.8%	87.9%		84.9%	88.2%

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(30)	$(40)	$(64)	$(83)
Specialty Casualty	(49)	(20)	(98)	(29)
Specialty Financial	(15)	(12)	(28)	(20)
Other Specialty	8	4	15	5

Specialty Group	(86)	(68)	(175)	(127)
Other	1	1	2	1

Total Reserve Development	$(85)	$(67)	$(173)	$(126)

Points on Combined Ratio:
Property & Transportation	(6.0)	(8.8)	(6.8)	(9.8)
Specialty Casualty	(7.5)	(3.4)	(7.6)	(2.5)
Specialty Financial	(8.8)	(7.3)	(8.5)	(6.3)
Aggregate Specialty Group	(6.3)	(5.4)	(6.5)	(5.3)
Total P&C Segment	(6.1)	(5.4)	(6.4)	(5.3)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Core Operating Earnings before Income Taxes:
P&C insurance segment	$345	$288	$767	$576
Real estate entities and other acquired from Annuity operations*	—	22	—	50
Interest and other corporate expenses	(37)	(58)	(81)	(116)

Core operating earnings before income taxes	308	252	686	510
Related income taxes	65	47	140	99

Core net operating earnings	$243	$205	$546	$411

*	Income from real estate entities acquired from AFG’s Annuity operations through May 31, 2021 (the effective date of the sale of the Annuity business).

b)

Shareholders’ Equity at June 30, 2022 includes $334 million ($3.92 per share) in unrealized after-tax losses related to fixed maturities compared to $136 million ($1.60 per share) in unrealized after-tax gains related to fixed maturities at December 31, 2021.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.